Exhibit 10.18

AMENDMENT

TO

AMENDED AND RESTATED EMPLOYMENT AGREEMENT

This Amendment to the Amended and Restated Employment Agreement (this “Amendment”) is effective as of the 31st day of December, 2008 (the “Effective Date”) by and between Live Nation Worldwide, Inc., a Delaware corporation (the “Company”), and Michael Rapino (the “Executive”).

WHEREAS, the parties entered into that certain Amended and Restated Employment Agreement dated effective January 1, 2007 (the “Original Agreement”).

WHEREAS, the parties desire to amend the Original Agreement as set forth below.

NOW, THEREFORE, in consideration of the mutual covenants and agreements included in this Amendment and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties, intending to be legally bound, agree as follows:

1. The last two sentences of Subsection 8(a)(i) of the Original Agreement are hereby amended and restated in their entirety to read as follows:

“The Base Salary and vacation components of Final Compensation shall be paid in a lump sum on or about the Date of Termination, within the time period as required under the laws of the State of California. The Performance Bonus component of Final Compensation shall be calculated by multiplying the amount of the Performance Bonus (if any) the Executive would have earned had he remained employed for the full year in which the date of Termination occurs by a fraction, the numerator of which is the number of days during such year that the Executive was employed and the denominator of which is 365, and, subject to Section 8(e), including without limitation, Section 8(e)(ii), shall be paid as soon as practicable in the year following the taxable year that includes the Date of Termination.

2. Subsection 8(a)(ii) of the Original Agreement is hereby amended by inserting the following sentence at the end of the Subsection:

“Subject to Section 8(e), including without limitation, Section 8(e)(ii), such payment shall be made as soon as practicable following the Date of Termination, but in no event later than the later of the end the taxable year that includes the Date of Termination and the 15th day of the third month following the Date of Termination.”

3. Subsection 8(a)(iii) of the Original Agreement is hereby amended and restated in their entirety to read as follows:

“(iii) provided the Executive signs and returns a timely and effective Executive Release of Claims, the Company shall maintain in full force and effect, for the continued benefit of the Executive and his eligible dependents, for a period of three years (the “Coverage Period”) following the Date of Termination the medical and hospitalization insurance programs in which the Executive and his dependents were participating immediately prior to the Date of Termination, at the level in effect and upon substantially the same terms and conditions (including, without limitation, contributions required by the Executive for such benefit) as existed immediately prior to the Date of Termination; provided that if the Executive or his dependents cannot continue to participate in the Company’s plans and programs providing these benefits, the Company shall reimburse the Executive for the cost actually incurred by the Executive of acquiring equivalent medical and hospitalization coverage outside of the Company’s plans and programs, but only to the extent that such costs are substantiated by the Executive and verified by the Company (the “Continued Benefits”); provided that such Continued Benefits shall terminate on the date or dates the Executive receives equivalent coverage and benefits, without waiting period or pre-existing condition limitations, under the plans or programs of a subsequent employer. Subject to Section 8(e), including without limitation, Section 8(e)(ii), any reimbursement payments made to the Executive to cover the cost of equivalent medical and hospitalization coverage outside of the Company’s plans and programs in accordance with the preceding sentence shall be made no later than the last day of the calendar year following the calendar year in which such cost was incurred. Notwithstanding anything to the contrary in this Section 8(a)(iii), the annual value (as the same would be determined under Section 280G of the Code) of the Continued Benefits shall in no event exceed $16,666.67 per year (the “Annual Cap”); accordingly, the Company’s obligation to provide the Continued Benefits for any given year of the Coverage Period shall cease once the value of the Continued Benefits that have been provided to the Executive and/or his dependents for such year reaches the Annual Cap, after which time the Executive shall be responsible for the full cost of the Continued Benefits for the remainder of such year.

4. Section 8(e) of the Original Agreement is hereby amended and restated in its entirety to read as follows.

“(e) Code Section 409A Compliance.

(i) To the fullest extent applicable, amounts and other benefits payable under this Agreement are intended to be exempt from the definition of “nonqualified deferred compensation” under section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”) in accordance with one or more of the exemptions available under the final Treasury regulations promulgated under Section 409A and, to the extent that any such amount or benefit is or becomes subject to Section 409A due to a failure to qualify for an exemption from the definition of nonqualified deferred compensation in accordance with such final Treasury regulations, this Agreement is intended to comply with the applicable requirements of Section 409A with respect to such amounts or benefits. This Agreement shall be interpreted and administered to the extent possible in a manner consistent with the foregoing statement of intent.

(ii) Notwithstanding anything in this Agreement or elsewhere to the contrary, for purposes of determining the payment date of any amounts that are treated as nonqualified deferred compensation under Section 409A of the Code that become payable under this Agreement in connection with a termination of employment, the date that the Executive is deemed to have incurred a termination of employment shall be the date on which the Executive has incurred a “separation from service” within the meaning of Treasury Regulation section 1.409A-1(h), or in subsequent IRS guidance under Code section 409A.

(iii) Notwithstanding anything in this Agreement or elsewhere to the contrary, if the Company reasonably determines that (A) the Executive is a “specified employee” (within the meaning of Treasury Regulation Section 1.409A-1(i)) on the date of the Executive’s “separation from service” (within the meaning of Treasury Regulation Section 1.409A-1(h)) and (B) commencement of any payments or other benefits payable under this Agreement in connection with the Executive’s separation from service on the scheduled payment dates specified in Sections 8(a) through (c), will subject the Executive to an “additional tax” under Section 409A(a)(1)(B) (together with any interest or penalties imposed with respect to, or in connection with, such tax, a “Section 409A Tax”), then the Company shall withhold payment of any such payments or benefits until the first business day of the seventh month following the date of the Executive’s separation from service or, if earlier, the date of the Executive’s death (the “Delayed Payment Date”). In the event that this Section 8(e)(iii) requires any payments to be withheld, such withheld payments shall be accumulated and paid in a single lump sum, without interest, on the Delayed Payment Date.

(iv) In each case where this Agreement provides for the payment of an amount that constitutes nonqualified deferred compensation under Section 409A to be made to the Executive within a designated period (e.g., within 30 days after the date of termination) and such period begins and ends in different calendar years, the exact payment date within such range shall, subject to Section 8(e)(iii) above, be determined by the Company, in its sole discretion, and the Executive shall have no right to designate the year in which the payment shall be made.

(v) The Company and the Executive may agree to take other actions to avoid the imposition of a Section 409A Tax at such time and in such manner as permitted under Section 409A.

(vi) Notwithstanding anything herein to the contrary, the Executive expressly agrees and acknowledges that in the event that any Section 409A Tax is imposed in respect of any compensation or benefits payable to the Executive, whether under this Agreement or otherwise, then (A) the payment of such Section 409A Tax shall be solely the Executive’s responsibility, (B) neither the Company, its affiliated entities nor any of their respective past or present directors, officers, employees or agents shall have any liability for any such Section 409A Tax, and (C) the Executive shall indemnify and hold harmless, to the greatest extent permitted under law, each of the foregoing from and against any claims or liabilities that may arise in respect of any such Section 409A Tax.”

5. The Original Agreement is and shall continue in full force and effect, except as amended by this Amendment, and except that all references in the Original Agreement to the “Agreement” or words of like import referring to the Original Agreement shall mean the Original Agreement as amended by this Amendment.

6. Any and all capitalized terms which are not explicitly defined herein shall have the meaning ascribed to them in the Original Agreement.

7. This Amendment may be signed in counterpart originals, which collectively shall have the same legal effect as if all signatures appeared on the same physical document. This Amendment may be signed and exchanged by electronic or facsimile transmission, with the same legal effect as if the signatures had appeared in original handwriting on the same physical document.

IN WITNESS WHEREOF, the parties have duly executed and delivered this Amendment effective as of the date written above.

THE EXECUTIVE

Date:	December 19, 2008	/s/ Michael Rapino
Michael Rapino

LIVE NATION WORLDWIDE, INC.

Date:	December 19, 2008	By:	/s/ Michael G. Rowles
		Name:	Michael G. Rowles
		Title:	Executive Vice President, General Counsel and Secretary